Exhibit 99.1

SELECT INTERIOR CONCEPTS ANNOUNCES 2020 SECOND QUARTER FINANCIAL RESULTS

Atlanta, Georgia – August 6, 2020 – Select Interior Concepts, Inc. (NASDAQ: SIC), a premier installer and nationwide distributor of interior building products, today announced its financial results for the second quarter ended June 30, 2020.

SECOND QUARTER 2020 FINANCIAL HIGHLIGHTS COMPARED TO SECOND QUARTER 2019

•	Consolidated net sales of $125.4 million, compared to $158.3 million
•	Gross profit was $30.7 million, compared to $44.2 million
•	Net loss was ($3.2 million), or ($0.13) EPS, compared to net income of $1.2 million, or $0.05 basic and diluted EPS
•	EBITDA of $5.7 million, compared to $12.2 million
•	Adjusted EBITDA of $10.4 million, compared to $16.6 million
•	Operating cash flow provided $9.7 million, compared to a use of $1.7 million
•	Liquidity of $62.6 million, including $2.9 million of cash plus $59.7 million of availability under the revolving credit facility, compared to $55.3 million
•	Executed on a wide range of actions in response to the COVID-19 pandemic resulting in approximately $7 million in cost savings; estimated $14-$16 million of full year 2020 cost savings

SIX MONTHS 2020 FINANCIAL HIGHLIGHTS COMPARED TO SIX MONTHS 2019

•	Consolidated net sales of $259.8 million, compared to $295.3 million
•	Gross profit was $61.4 million, compared to $82.9 million
•	Net loss was ($7.2 million), or ($0.28) EPS, compared to net income of $1.3 million, or $0.05 basic and diluted EPS
•	EBITDA of $8.0 million, compared to $23.4 million
•	Adjusted EBITDA of $14.9 million, compared to $29.1 million
•	Operating cash flow provided $17.6 million, compared to $8.8 million

Chief Executive Officer L.W. (Bill) Varner Jr. commented, “As expected, SIC’s second-quarter financial results were impacted by the challenging macro-economic environment created by the COVID-19 pandemic.  Sales dropped 25% in April; however, business activity picked up in May and June.”

“Since joining SIC on June 9, 2020, I’ve been impressed by the talented group of dedicated employees at the company and its innovative products and services,” added Mr. Varner. “I am excited that SIC has a significant value creation proposition to develop a corporate infrastructure with a unified back office, human capital and IT functions. We also have opportunities to optimize our supply chain and better utilize our current facilities at both RDS and ASG.  One of my top priorities for 2020 will be to further integrate the operations of RDS and ASG, in the process driving cross-selling, synergies, and cost-savings while profitably growing the business.  Other key focus areas will be to enhance SIC’s existing capital structure and to develop a more comprehensive long-term growth strategy that will create enhanced value for all SIC stakeholders.  We took an important step last week when Patrick Dussinger joined us as President of ASG.  We are all encouraged by external indicators that the homebuilding and remodel spaces continue to strengthen despite challenges felt across the broader economy.

“I look forward to working with the teams at SIC to create value for all stakeholders – our shareholders, customers, suppliers, partners and employees – through strong execution of the business plan to enhance returns on capital.”

RESULTS FOR THE SECOND QUARTER OF 2020

Net sales for the second quarter of 2020 decreased by 20.8% to $125.4 million, compared to net sales of $158.3 million for the second quarter of 2019. Net sales in both segments were negatively affected by the COVID-19 pandemic.  Volume and price/mix were negative for both segments in the quarter.  Residential Design Services (“RDS”) segment sales decreased 20.9%. The decrease was largely due to decreased sales volume in the quarter as a result of the COVID-19 pandemic. Stay at home orders heavily impacted our business in California and new safety measures and restrictions lowered productivity at RDS job sites.  RDS design center activity was also limited due to lockdowns and wariness of in-person interaction.  Architectural Surfaces Group (“ASG”) segment sales declined 20.9% due to lower natural stone, quartz, and tile sales volume primarily as a result of the COVID-19 pandemic.  Stay at home orders heavily impacted our business in Washington.  ASG showrooms were limited to appointment only showings and sales.  Additionally, our fabricator customers were unable to execute in-residence installations due to stay at home orders at many of our locations combined with homeowner concerns about the pandemic.

Gross profit for the second quarter of 2020 decreased by 30.5% to $30.7 million, compared to $44.2 million for the second quarter of 2019. The decrease in gross profit was primarily due to lower revenues resulting from the COVID-19 pandemic.  Gross margin for the second quarter of 2020 was 24.5%, compared to 27.9% for the second quarter of 2019. In the RDS segment, gross margin decreased 4.0 percentage points to 23.8% due to unabsorbed fixed costs and unfavorable change in product mix. In the ASG segment, gross margin decreased 2.2 percentage points to 25.5% primarily due to unabsorbed fixed costs and unfavorable changes in product and price mix.

Selling, general and administrative (“SG&A”) expenses for the second quarter of 2020 were $30.7 million, or 24.5% of net sales, compared to $37.4 million, or 23.6% of net sales, for the second quarter of 2019. SG&A for the second quarter of 2020 and 2019 included $4.3 million and $3.3 million, respectively, of equity-based compensation and certain nonrecurring costs. On an adjusted basis, which excludes equity-based compensation and certain nonrecurring costs, SG&A was $26.4 million, or 21.1% of net sales for the second quarter of 2020, compared to $34.2 million, or 21.6% of net sales, for the second quarter of 2019.  This decrease reflects lower sales commissions and bonuses, savings from position eliminations and furloughs, and other cost reduction initiatives in response to COVID-19.

For the second quarter of 2020, net loss was ($3.2) million, or ($0.13) earnings per share, compared to net income of $1.2 million, or $0.05 basic and diluted earnings per share for the second quarter of 2019. Net income for the second quarter of 2019 included $1.0 million of other expense, which primarily resulted from a change in the fair value of earnout liabilities for completed acquisitions.

EBITDA for the second quarter of 2020 decreased 53.1% to $5.7 million, compared to EBITDA of $12.2 million for the second quarter of 2019. Adjusted EBITDA, which excludes the impact of equity compensation and certain non-recurring costs, for the second quarter of 2020 decreased by 37.6% to $10.4 million, compared to $16.6 million for the second quarter of 2019. For the second quarter of 2020, Adjusted EBITDA as a percentage of net sales was 8.3%, compared to 10.5% for the second quarter of 2019.

Operating cash flow totaled $9.7 million for the second quarter of 2020, compared to a use of cash from operations of $1.7 million for the second quarter of 2019 primarily as a result of improved working capital management and liquidity measures taken in response to the COVID-19 pandemic. Liquidity from cash-on-hand and borrowing availability under the Company’s revolving credit facility totaled $62.6 million at June 30, 2020, compared to $55.3 million at June 30, 2019.

RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 2020

Net sales for the first half of 2020 decreased by $35.4 million or 12.0% to $259.8 million, compared to net sales of $295.3 million for the first half of 2019. RDS segment sales decreased 11.6%.  The decrease was largely due to volume declines in California and the Eastern Region.  These declines are primarily attributable to the COVID-19 pandemic, as well as price/mix in certain markets.  Stay at home orders heavily impacted our business in California and new safety measures and restrictions lowered productivity at RDS job sites.  RDS design center activity was limited due to lockdowns and wariness of in-person interaction.  The decline in organic volume was partially offset by increased sales from the acquisition of Intown in March 2019.  ASG segment sales decreased 12.8%.  This decrease was due to a decrease in volume of all products sold other than Pental quartz, which increased slightly.  The decrease in overall volume was primarily due to the COVID-19 pandemic.  Stay at home orders heavily impacted our business in Washington.  ASG showrooms were limited to appointment only sales.  Additionally, our fabricator customers were unable to execute in-residence installations due to stay at home orders at many of our locations combined with homeowner concerns about the pandemic.  Volume and price/mix were both negative for the first half of 2020 compared to the first half of 2019.

Gross profit for the first half of 2020 decreased by 25.9% to $61.4 million, compared to $82.9 million for the first half of 2019. The decrease in gross profit was primarily a result of lower net sales due to the COVID-19 pandemic. Gross margin for the first half of 2020 was 23.6%, compared to 28.1% for the first half of 2019. In the RDS segment, gross margin decreased 5.1 percentage points to 22.9% for the first half of 2020, from 28.0% for the first half of 2019.  This decrease is due to unabsorbed fixed costs and an unfavorable change in product mix. In the ASG segment, gross margin decreased 3.1 percentage points to 24.6%, for the first half of 2020, from 27.8% for the first half of 2019.  The decrease was primarily due to unfavorable changes in product and price mix, unabsorbed fixed costs, and an increase in other non-product costs.

Selling, general and administrative (“SG&A”) expenses for the first half of 2020 were $63.4 million, or 24.4% of net sales, compared to $72.9 million, or 24.7% of net sales, for the first half of 2019. SG&A for the first half of 2020 and 2019 included $5.2 million and $6.1 million, respectively, of equity-based compensation and certain nonrecurring costs. On an adjusted basis, which excludes equity-based compensation and certain nonrecurring costs, SG&A was $58.2 million, or 22.4% of net sales for the first half of 2020, compared to $66.8 million, or 22.6% of net sales, for the first half of 2019, primarily reflecting lower sales commissions and bonuses, savings from position eliminations and furloughs, and other cost reduction initiatives in response to COVID-19.

For the first half of 2020, net loss was ($7.2) million, or ($0.28) earnings per share, compared to net income of $1.3 million, or $0.05 basic and diluted earnings per share for the first half of 2019. Net income for the first half of 2019 included $0.7 million of other income, which primarily resulted from a change in the fair value of earnout liabilities for completed acquisitions.

EBITDA for the first half of 2020 decreased 65.8% to $8.0 million, compared to EBITDA of $23.4 million for the first half of 2019. Adjusted EBITDA, which excludes the impact of equity compensation and certain non-recurring costs, for the first half of 2020 decreased by 48.8% to $14.9 million, compared to $29.1 million for the first half of 2019. For the first half of 2020, Adjusted EBITDA as a percentage of net sales was 5.7%, compared to 9.9% for the first half of 2019.

Operating cash flow totaled $17.6 million for the first half of 2020, compared to $8.8 million for the first half of 2019, primarily as a result of improved working capital management.

COST AND CASH SAVINGS ACTIONS

Given the continued economic impact of COVID-19 on housing construction and remodeling activity, in April 2020 the Company took steps to align its cost structure and capital resources with the current level of work. The Company’s measures to rationalize costs and preserve cash included hiring freezes, targeted furloughs and reductions of workforce across business units, reduced bonuses, and cutting management salaries, along with enforcing strict controls on non-critical expenditures.

During the quarter, the company executed on these initiatives as a response to declining revenues, resulting in approximately $7 million in cost savings. The Company expects these initiatives to provide an estimated cost benefit of $14 million to $16 million to its full year 2020 financial results, further enhancing its liquidity and cash flow.

FINANCIAL RESULTS CONFERENCE CALL AND WEBCAST DETAILS

The Company will host a conference call today at 9:00 a.m. EDT to discuss results for the second quarter ended June 30, 2020 and other matters relating to the Company. To participate in the conference call, dial 1-888-224-1005 from the United States, and international callers may dial 1-720-543-0302, approximately 15 minutes before the call. A webcast and presentation will also be available at www.selectinteriorconcepts.com under the investor relations section. A replay of the call and webcast will be available on the Company's website approximately four hours after the completion of the call.  During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.

ABOUT SELECT INTERIOR CONCEPTS

Select Interior Concepts is a premier installer and nationwide distributor of interior building products with leading market positions in highly attractive markets. Headquartered in Atlanta, Georgia, Select Interior Concepts is listed on the NASDAQ.  The Residential Design Services segment provides integrated design, sourcing and installation solutions to customers, in the selection of a broad array of interior products and finishes, including flooring, cabinets, countertops, window treatments, and related interior items. The Architectural Surfaces Group segment distributes natural and engineered stone through a national network of distribution centers and showrooms under proprietary brand names such as AG&M, Modul and Pental. For more information, visit: www.selectinteriorconcepts.com.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “estimate,” “intend,” “could,” “should,” “would,” “may,” “seek,” “plan,” “might,” “will,” “expect,” “predict,” “project,” “forecast,” “potential,” “continue,” and other forms of these words or similar words or expressions or the negatives thereof. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events. Forward-looking statements are subject to risks, uncertainties, and other factors, including, but not limited to, risks and uncertainties relating to the COVID 19 pandemic (including those contained in our Form 8-K filed on May 5, 2020) and those factors contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (our “Annual Report”) and the other reports we file with the SEC, that may cause the Company’s actual results, level of activity, performance or achievement to be materially different from the results or plans expressed or implied by such forward-looking statements. All forward-looking statements in this press release are qualified by the factors, risks and uncertainties contained in our Annual Report. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at or by which such performance or results will be achieved. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law.

USE OF NON-GAAP FINANCIAL MEASURES

This press release and the schedules hereto include EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, and adjusted operating expense, which are financial measures that have not been calculated in accordance with accounting principles generally accepted in the United States, or GAAP, and are therefore referred to as non-GAAP financial measures. We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

We believe that these non-GAAP financial measures provide valuable information regarding our earnings and business trends by excluding specific items that we believe are not indicative of the ongoing operating results of our businesses, providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance and cash flows. Our management and board of directors also use these non-GAAP measures as supplemental measures to evaluate our businesses and the performance of management, including the determination of performance-based compensation, to make operating and strategic decisions, and to allocate financial resources. We believe that these non-GAAP measures also provide meaningful information for investors and securities analysts to evaluate our historical and prospective financial performance. These non-GAAP measures should not be considered a substitute for or superior to GAAP results. Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

CONTACTS:

Investor Relations:

Tully Brown

(470) 548-7370

IR@selectinteriorconcepts.com

Select Interior Concepts, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)	June 30, 2020	December 31, 2019
ASSETS
Cash	$2,936	$5,002
Accounts receivable, net	58,201	63,419
Inventories	99,743	104,741
Prepaid expenses and other current assets	14,608	11,083
Income taxes receivable	5,134	2,184
Total current assets	$180,622	$186,429
Property and equipment, net	24,453	26,494
Deferred tax assets, net	10,222	10,550
Goodwill	99,789	99,789
Customer relationships, net	67,345	71,989
Other intangible assets, net	17,036	18,759
Other assets	5,295	6,265
Total assets	$404,762	$420,275

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	49,118	42,734
Accrued expenses and other current liabilities	15,328	16,661
Customer deposits	10,674	8,627
Current portion of long-term debt, net	360	11,749
Current portion of capital lease obligations	2,618	2,395
Total current liabilities	$78,098	$82,166
Line of credit	9,319	21,871
Long-term debt, net of current portion and financing fees	149,951	141,299
Long-term capital lease obligations	6,179	6,907
Other long-term liabilities	6,404	6,757
Total liabilities	$249,951	$259,000
Class A common stock	255	251
Treasury stock, at cost	(1,095)	(391)
Additional paid-in capital	162,813	161,396
Retained earnings (accumulated deficit)	(7,162)	19
Total stockholders' equity	$154,811	$161,275
Total liabilities and stockholders' equity	$404,762	$420,275

Select Interior Concepts, Inc.

Condensed Consolidated Statement of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
(in thousands, except share data)
Revenues, net	$125,442	$158,342	$259,820	$295,262
Cost of revenues	94,742	114,174	198,427	212,361
Gross profit	30,700	44,168	61,393	82,901
Selling, general and administrative expenses	30,737	37,418	63,403	72,885
Income (loss) from operations	(37)	6,750	(2,010)	10,016
Other expense:
Interest expense	3,632	4,480	7,527	8,809
Other expense (income), net	(34)	995	1,343	(720)
Total other expense, net	3,598	5,475	8,870	8,089
Income (loss) before provision (benefit) for income taxes	(3,635)	1,275	(10,880)	1,927
Provision (benefit) for income taxes	(456)	113	(3,699)	638
Net income (loss)	$(3,179)	$1,162	$(7,181)	$1,289

Earnings (loss) per share of common stock
Basic common stock	$(0.13)	$0.05	$(0.28)	$0.05
Diluted common stock	$(0.13)	$0.05	$(0.28)	$0.05
Weighted average shares outstanding
Basic common stock	25,328,649	25,289,041	25,260,425	25,526,332
Diluted common stock	25,328,649	25,383,843	25,260,425	25,603,663

Select Interior Concepts, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
	2020	2019
(in thousands)
Net cash provided by operating activities	$17,560	$8,804

Purchase of property and equipment	(2,436)	(3,475)
Proceeds from disposal of property and equipment	22	11
Acquisition of Intown Design, Inc.	-	(11,537)
Escrow release payment related to acquisition of Greencraft Holdings, LLC	-	(3,000)
Acquisition of Elegant Home Design, LLC (Indemnity payment in 2019)	-	(1,000)
Net cash used in investing activities	$(2,414)	$(19,001)

Payment of Greencraft Holdings, LLC earn-out liability	-	(5,794)
Proceeds from ERP financing	376	-
Payments on line of credit, net	(12,601)	(839)
Proceeds from term loan	-	11,500
Term loan deferred issuance costs	(2,231)	-
Purchase of treasury stock	(704)	(8)
Payments on notes payable and capital leases	(1,527)	(793)
Principal payments on long-term debt	(525)	(1,326)
Net cash provided by (used in) financing activities	$(17,212)	$2,740

Net decrease in cash	$(2,066)	$(7,457)
Cash (and restricted cash in 2019), beginning of period	$5,002	$9,362
Cash, end of period	$2,936	$1,905

Select Interior Concepts, Inc.

Segment Information (Unaudited)

	Three Months Ended June 30, 2020				Six Months Ended June 30, 2020
(in thousands)	Net Sales	Gross Profit	Gross Margin	(in thousands)	Net Sales	Gross Profit	Gross Margin
RDS	$73,449	$17,506	23.8%	RDS	$152,799	$34,972	22.9%
ASG	52,464	13,360	25.5%	ASG	108,007	26,577	24.6%
Elims/Corp	(471)	(166)	n/a	Elims/Corp	(986)	(156)	n/a
Total	$125,442	$30,700	24.5%	Total	$259,820	$61,393	23.6%

	Three Months Ended June 30, 2019				Six Months Ended June 30, 2019
	Net Sales	Gross Profit	Gross Margin		Net Sales	Gross Profit	Gross Margin
RDS	$92,812	$25,805	27.8%	RDS	$172,797	$48,446	28.0%
ASG	66,346	18,353	27.7%	ASG	123,851	34,374	27.8%
Elims/Corp	(816)	10	n/a	Elims/Corp	(1,386)	80	n/a
Total	$158,342	$44,168	27.9%	Total	$295,262	$82,900	28.1%

Select Interior Concepts, Inc.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA (Unaudited)

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
Reconciliation of net income to Adj. EBITDA	2020	2019	2020	2019

Consolidated net income (loss)	$(3,179)	$1,162	$(7,181)	$1,289
Income tax expense (benefit)	(456)	113	(3,699)	638
Interest expense	3,632	4,480	7,527	8,809
Depreciation and amortization	5,723	6,432	11,367	12,681
EBITDA	$5,720	$12,187	$8,014	$23,417

Equity-based compensation	1,223	1,426	554	1,988
Purchase accounting fair value adjustments	-	959	-	(563)
Acquisition and integration related costs	(86)	751	1,366	2,205
Employee related reorganization costs	1,274	247	1,481	686
Other non-recurring costs	1,590	159	2,269	507
Strategic alternatives costs	652	890	1,227	890
Total addbacks	$4,653	$4,432	$6,897	$5,713
Adjusted EBITDA	$10,373	$16,619	$14,911	$29,130

elect Interior Concepts, Inc.    For the Three Months Ended September 30,   (in thousands)   2018     2017   Consolidated net income   $ 753     $ 2,812   Income tax (benefit) expense     (42)     545   Interest expense     2,881       3,667   Depreciation and amortization     5,108       3,830   EBITDA     8,700       10,854                     Consulting Fees to Trive Capital     —       409   Share Based and Transaction Incentive Compensation     1,254       —   Nonrecurring Costs     5,116       1,945   Adjusted EBITDA   $ 15,070     $ 13,208   For the Nine Months Ended September 30, 2018     2017 $ (642)   $ 3,623   (580)     687   8,203       10,145   14,777       10,381   21,758       24,836               —       925   4,935       381   12,872       6,981 $ 39,565     $ 33,123

Select Interior Concepts, Inc.

Reconciliation of Operating Expenses to Adjusted Operating Expenses

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2020	2019	2020	2019

Operating expenses	$30,737	$37,418	$63,403	$72,885
Equity-based compensation	1,223	1,426	554	1,988
Acquisition and integration related costs	1	544	76	1,998
Employee related reorganization costs	1,153	247	1,359	686
Other non-recurring costs	1,292	159	1,942	507
Strategic alternatives costs	652	890	1,227	890
Total adjustments to operating expenses	$4,321	$3,266	$5,158	$6,069
Adjusted operating expenses	$26,416	$34,152	$58,245	$66,816

EBITDA is defined as consolidated net income before interest, taxes and depreciation and amortization.

Adjusted EBITDA is defined as consolidated net income before (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization expense, (iv) stock compensation expense, and (v) adjustments for costs that are deemed to be transitional in nature or not related to our core operations, such as severance and employee related reorganization costs, purchase accounting fair value adjustments, strategic alternatives costs, facility closure costs, and professional, financing and legal fees related to business acquisitions, or similar transitional costs and expenses related to business investments, greenfield investments, and integrating acquired businesses into our Company.

Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net sales.

Adjusted operating expense is defined as consolidated operating expense before stock compensation expense, and adjustments for costs that are deemed to be transitional in nature or not related to our core operations, such as severance and employee related reorganization costs, strategic alternatives costs, facility closure costs, and professional, financing and legal fees related to business acquisitions, or similar transitional costs and expenses related to business investments, greenfield investments, and integrating acquired businesses into our Company.